Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces

Fourth Quarter and Year End 2011 Operating Results

Baton Rouge, LA – February 22, 2012—Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the Company’s operating results for the fourth quarter ended December 31, 2011.

Fourth Quarter Results

Lamar reported net revenues of $288.2 million for the fourth quarter of 2011 versus $275.7 million for the fourth quarter of 2010, a 4.6% increase. Operating income for the fourth quarter of 2011 was $45.9 million as compared to $32.8 million for the same period in 2010. Lamar recognized $6.4 million in net income for the fourth quarter of 2011 compared to a net loss of $7.1 million for the fourth quarter of 2010.

Adjusted EBITDA, (defined as operating income before non-cash compensation, depreciation and amortization and gain on disposition of assets—see reconciliation to net income (loss) at the end of this release) for the fourth quarter of 2011 was $125.8 million versus $115.4 million for the fourth quarter of 2010, a 9.1% increase.

Free cash flow (defined as Adjusted EBITDA less interest, net of interest income and amortization of financing costs, current taxes, preferred stock dividends and total capital expenditures—see reconciliation to cash flows provided by operating activities at the end of this release) for the fourth quarter of 2011 was $63.9 million as compared to $59.2 million for the same period in 2010, a 7.9% increase.

Pro forma net revenue for the fourth quarter of 2011 increased 4.0% and pro forma Adjusted EBITDA increased 8.5% as compared to the fourth quarter of 2010. Pro forma net revenue and Adjusted EBITDA include adjustments to the 2010 period for acquisitions and divestitures for the same time frame as actually owned in the 2011 period. Tables that reconcile reported results to pro forma results and operating income to outdoor operating income are included at the end of this release.

Twelve Months Results

Lamar reported net revenues of $1,133.5 million for the twelve months ended December 31, 2011 versus $1,092.3 million for the same period in 2010, a 3.8% increase. Operating income for the twelve months ended December 31, 2011 was $186.4 million as compared to $139.5 million for the same period in 2010. Adjusted EBITDA for the twelve months ended December 31, 2011 was $487.1 million versus $465.2 million for the same period in 2010. There was net income of $8.6 million for the twelve months ended December 31, 2011 as compared to a net loss of $40.1 million for the same period in 2010.

Free Cash Flow for the twelve months ended December 31, 2011 decreased 10.6% to $224.8 million as compared to $251.5 million for the same period in 2010, primarily due to the increase in capital expenditures of $63.6 million over the comparable period in 2010.

Liquidity

As of December 31, 2011, Lamar had $274.1 million in total liquidity that consists of $240.6 million available for borrowing under its revolving senior credit facility and approximately $33.5 million in cash and cash equivalents.

Recent Significant Transactions

Notes Offering. On February 9, 2012, Lamar’s wholly owned subsidiary, Lamar Media Corp., closed a private placement of $500 million in aggregate principal amount of 5 7/8% Senior Subordinated Notes due 2022, which resulted in net proceeds to Lamar Media of approximately $489 million.

Tender Offer. Also, on February 9, 2012, Lamar Media announced the results of the early settlement of its tender offer to purchase, for cash, up to $700 million of its outstanding 6 5/8% Senior Subordinated Notes due 2015, 6 5/8% Senior Subordinated Notes due 2015—Series B and 6 5/8% Senior Subordinated Notes due 2015—Series C (collectively, the “6 5/8% Notes”). As of February 8, 2012, the early settlement date of the tender offer, Lamar Media received tenders in respect of $582.9 million aggregate principal amount of 6 5/8% Notes, $483.7 million of which were accepted for purchase on February 9, 2012 by Lamar Media for a total cash payment (including accrued and unpaid interest up to but excluding February 9, 2012) of $511.6 million. The tender offer will expire at midnight, New York City time, on February 24, 2012, unless extended or earlier terminated.

Guidance

For the first quarter of 2012 the Company expects net revenue to be approximately $264 million. On a pro forma basis this represents an increase of approximately 3%.

Forward Looking Statements

This press release contains forward-looking statements, including the statements regarding guidance for the first quarter of 2012. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others; (1) our significant indebtedness; (2) the state of the economy and financial markets generally and the effect of the broader economy on the demand for advertising; (3) the continued popularity of outdoor advertising as an advertising medium; (4) our need for and ability to obtain additional funding for operations, debt refinancing or acquisitions; (5) the regulation of the outdoor advertising industry; (6) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions; (7) the market for our Class A common stock and (8) other factors described in our filings with the Securities and Exchange Commission, including the risk factors in item 1A of our 2011 Annual Report on Form 10-K, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.

Use of Non-GAAP Measures

Adjusted EBITDA, free cash flow, pro forma results and outdoor operating income are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives to operating income, net income (loss), cash flows from operating activities, or other GAAP figures as indicators of the Company’s financial performance or liquidity. The Company’s management believes that Adjusted EBITDA, free cash flow, pro forma results and outdoor operating income are useful in evaluating the Company’s performance and provide investors and financial analysts a better understanding of the Company’s core operating results. The pro forma acquisition adjustments are intended to provide information that may be useful for investors when assessing period to period results. Our presentations of these measures may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included at the end of this release.

Conference Call Information

A conference call will be held to discuss the Company’s operating results on Wednesday, February 22, 2012 at 9:00 a.m. central time. Instructions for the conference call and Webcast are provided below:

Conference Call

All Callers:	1-334-323-0520 or 1-334-323-9871
Passcode:	Lamar

Replay:	1-334-323-7226
Passcode:	25176810

Available through Monday, February 27, 2012 at 11:59 p.m. eastern time

Live Webcast:	www.lamar.com

Webcast Replay:	www.lamar.com

Available through Monday, February 27, 2012 at 11:59 p.m. eastern time

Company Contact:	Keith A. Istre Chief Financial Officer (225) 926-1000 KI@lamar.com

General Information

Lamar Advertising Company is a leading outdoor advertising company currently operating over 150 outdoor advertising companies in 44 states, Canada and Puerto Rico, logo businesses in 22 states and the province of Ontario, Canada and approximately 60 transit advertising franchises in the United States, Canada and Puerto Rico.

LAMAR ADVERTISING COMPANY AND

SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Net revenues	$288,239	$275,684	$1,133,487	$1,092,291

Operating expenses (income)
Direct advertising expenses	103,243	100,495	409,052	398,467
General and administrative expenses	48,495	49,283	193,854	188,202
Corporate expenses	10,662	10,522	43,466	40,472
Non-cash compensation	4,312	5,124	11,650	17,839
Depreciation and amortization	78,185	78,579	299,639	312,703
Gain on disposition of assets	(2,581)	(1,144)	(10,548)	(4,900)

	242,316	242,859	947,113	952,783

Operating income	45,923	32,825	186,374	139,508

Other expense (income)
Loss on extinguishment of debt	226	—	677	17,398
Interest income	(58)	(177)	(569)	(367)
Interest expense	41,636	44,726	171,093	186,048

	41,804	44,549	171,201	203,079

Income (loss) before income tax	4,119	(11,724)	15,173	(63,571)
Income tax (benefit) expense	(2,253)	(4,605)	6,623	(23,469)

Net income (loss)	6,372	(7,119)	8,550	(40,102)
Preferred stock dividends	92	92	365	365

Net income (loss) applicable to common stock	$6,280	($7,211)	$8,185	($40,467)

Earnings per share:
Basic income (loss) per share	$0.07	($0.08)	$0.09	($0.44)

Diluted income (loss) per share	$0.07	($0.08)	$0.09	($0.44)

Weighted average common shares outstanding:
—basic	92,976,771	92,491,327	92,851,067	92,261,157
—diluted	93,171,888	92,959,871	93,173,785	92,673,650

OTHER DATA
Free Cash Flow Computation:
Adjusted EBITDA	$125,839	$115,384	$487,115	$465,150
Interest, net	(36,881)	(40,194)	(152,007)	(168,747)
Current tax expense	(1,072)	(150)	(2,921)	(1,119)
Preferred stock dividends	(92)	(92)	(365)	(365)
Total capital expenditures (1)	(23,888)	(15,740)	(107,070)	(43,452)

Free cash flow	$63,906	$59,208	$224,752	$251,467

(1) See the capital expenditures detail included below for a breakdown by category.

			December 31,	December 31,
			2011	2010
Selected Balance Sheet Data:
Cash and cash equivalents			$33,503	$91,679
Working capital			95,281	155,829
Total assets			3,427,353	3,648,961
Total debt (including current maturities)			2,158,528	2,409,140
Total stockholders’ equity			838,998	818,523

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
Other Data:
Cash flows provided by operating activities	$96,116	$132,641	$318,821	$322,820
Cash flows used in investing activities	29,263	16,553	117,255	41,480
Cash flows used in financing activities	75,015	63,036	259,442	302,429

Reconciliation of Free Cash Flow to Cash Flows Provided by Operating Activities:
Cash flows provided by operating activities	$96,116	$132,641	$318,821	$322,820
Changes in operating assets and liabilities	(5,185)	(54,222)	20,957	(18,800)
Total capital expenditures	(23,888)	(15,740)	(107,070)	(43,452)
Preferred stock dividends	(92)	(92)	(365)	(365)
Other	(3,045)	(3,379)	(7,591)	(8,736)

Free cash flow	$63,906	$59,208	$224,752	$251,467

Reconciliation of Adjusted EBITDA to Net income (loss):
Adjusted EBITDA	$125,839	$115,384	$487,115	$465,150
Less:
Non-cash compensation	4,312	5,124	11,650	17,839
Depreciation and amortization	78,185	78,579	299,639	312,703
Gain on disposition of assets	(2,581)	(1,144)	(10,548)	(4,900)

Operating Income	45,923	32,825	186,374	139,508

Less:
Interest income	(58)	(177)	(569)	(367)
Loss on extinguishment of debt	226	—	677	17,398
Interest expense	41,636	44,726	171,093	186,048
Income tax (benefit) expense	(2,253)	(4,605)	6,623	(23,469)

Net income (loss)	$6,372	($7,119)	$8,550	($40,102)

	Three months ended December 31,
	2011	2010	% Change
Reconciliation of Reported Basis to Pro Forma (a) Basis:
Reported net revenue	$288,239	$275,684	4.6%
Acquisitions and divestitures	—	1,555

Pro forma net revenue	$288,239	$277,239	4.0%

Reported direct advertising and G&A expenses	$151,738	$149,778	1.3%
Acquisitions and divestitures	—	947

Pro forma direct advertising and G&A expenses	$151,738	$150,725	0.7%

Reported outdoor operating income	$136,501	$125,906	8.4%
Acquisitions and divestitures	—	608

Pro forma outdoor operating income	$136,501	$126,514	7.9%

Reported corporate expenses	$10,662	$10,522	1.3%
Acquisitions and divestitures	—	—

Pro forma corporate expenses	$10,662	$10,522	1.3%

Reported Adjusted EBITDA	$125,839	$115,384	9.1%
Acquisitions and divestitures	—	608

Pro forma Adjusted EBITDA	$125,839	$115,992	8.5%

(a)	Pro forma net revenues, direct advertising and general and administrative expenses, outdoor operating income, corporate expenses and Adjusted EBITDA include adjustments to 2010 for acquisitions and divestitures for the same time frame as actually owned in 2011.

	Three months ended December 31,
	2011	2010
Reconciliation of Outdoor Operating Income to Operating Income:
Outdoor operating income	$136,501	$125,906
Less: Corporate expenses	10,662	10,522
Non-cash compensation	4,312	5,124
Depreciation and amortization	78,185	78,579
Plus: Gain on disposition of assets	2,581	1,144

Operating income	$45,923	$32,825

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Capital expenditure detail by category
Billboards—traditional	$9,514	$4,165	$34,425	$9,506
Billboards—digital	9,169	4,639	41,250	13,214
Logo	2,684	2,296	10,141	8,483
Transit	177	150	817	876
Land and buildings	663	1,810	4,501	2,531
Operating equipment	1,681	2,680	15,936	8,842

Total capital expenditures	$23,888	$15,740	$107,070	$43,452